Granite Point Mortgage Trust Inc. Conversion Rate Adjustment for its Convertible Senior Notes Due 2022 NEW YORK, December 30, 2019 – Granite Point Mortgage Trust Inc. (NYSE: GPMT) today announced an adjustment to the conversion rate for the company’s 5.625% convertible senior notes due 2022 (the “Notes”). This conversion rate adjustment is being made pursuant to the supplemental indenture governing the Notes as a result of the company’s previously announced fourth quarter 2019 common stock cash dividend of $0.42 per common share. Effective immediately after the close of business on December 31, 2019, the new conversion rate for the Notes will be 50.7073 shares of common stock per $1,000 principal amount of the Notes. Currently, the conversion rate for the Notes is 50.5977 shares of common stock per $1,000 principal amount of the Notes. Notice of the conversion rate adjustment was delivered to holders of the Notes and Wells Fargo Bank, N.A., as trustee, in accordance with the terms of the supplemental indenture governing the Notes. About Granite Point Mortgage Trust Inc. Granite Point Mortgage Trust Inc. is a Maryland corporation focused on directly originating, investing in and managing senior floating rate commercial mortgage loans and other debt and debt-like commercial real estate investments. Granite Point is headquartered in New York, NY, and is externally managed by Pine River Capital Management L.P. Additional information is available at www.gpmtreit.com. Additional Information Stockholders of Granite Point and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Granite Point Mortgage Trust Inc., 3 Bryant Park, 24th floor, New York, NY 10036, telephone (212) 364-3200 Contact Investors: Marcin Urbaszek, Chief Financial Officer, Granite Point Mortgage Trust Inc., (212) 364-3200, investors@gpmortgagetrust.com.